Nova Energy Reports Second Quarter 2006 Results

Second Quarter Nets More Than $5 Million in Revenues

HOUSTON, TX — June 16, 2006 — Nova Energy Holding, Inc. (OTC: NVAO) today reported  financial results for the second quarter ended April 30, 2006, its first as a biodiesel energy company since it ceased being a “shell” company on March 31, 2006. On that date, Nova completed a share exchange with the shareholders of Biosource America, an operational biodiesel energy company, and began operating under the trade name Nova Energy Holding, Inc. In connection with the share exchange, Biosource America became a wholly-owned subsidiary of Nova and the company adopted the October 31 fiscal year end of Biosource America.

Revenues for the three months ended April 30, 2006 were approximately $4.5 million with a net loss of approximately $1.9 million. The company’s cash balance on April 30, 2006 was approximately $5.3 million. During the quarter the company recorded a non-cash interest expense of approximately $1.4 million incurred in connection with the issuance of 1,333,333 shares in exchange for the cancellation of approximately $5.0 million of outstanding indebtedness and incurred approximately $611,000 of selling, general and administrative expenses.

“We had a strong start in executing our growth strategy during our first quarter of operations as Nova Energy,” said Ken Hern, Chairman and Chief Executive Officer. “We are very pleased with the results and look forward to continuing to implement our first-year business strategies.” Biosource America was formed in December 2005 and acquired substantially all of the assets of Biosource Fuels, LLC in February 2006 for a purchase price of approximately $6 million,  consisting of $1 million in cash paid at closing and a promissory note for approximately $5 million. Biosource Fuels was a joint venture formed by, among others, Kenosha Beef International, Ltd. and in particular its founder Charles Vignieri, to research and develop a unique and cost-effective biodiesel process technology that addressed biodiesel quality concerns, the use of multiple low cost agriculture and animal based feedstock and recovery of a high value glycerin co-product from the biodiesel refining process. These research and development efforts resulted in the successful design and construction of a fully continuous flow biodiesel pilot refinery in Butte, Montana, built under the leadership of the current president of Biosource America, Richard Talley. On April 28, 2006, Kenosha Beef International and the investors in Biosource Fuels, LLC reached an agreement with Nova to amend the original asset purchase agreement and cancel the promissory note in exchange for the issuance of 1,333,333 shares of Nova common stock. After the completion of this transaction, Nova has approximately 71.7 million shares of common stock issued and outstanding.

“We are greatly encouraged by the confidence the members of Biosource Fuels, and in particular Mr. Vignieri, showed in us by canceling our debt in order to invest in the long-term future of Nova Energy,” Mr. Hern said. “We are now poised to execute our financial and operating plans to execute our growth strategy.”

Revenues for the quarter were primarily earned from contracts with third parties to design and build three, full-scale biodiesel refineries currently in the design and construction phase.

The first refinery is being built in Clinton County, Iowa under an agreement with Clinton County Bio Energy, LLC, which provides for the design and construction of a 10 million gallon per year biodiesel refinery. This facility will be wholly owned by Clinton County Bio Energy. The targeted completion date of this facility is September 2006, although there can be no assurance that the construction and completion will not be delayed.

“The progress made at the Clinton County, Iowa facility is outstanding,” Mr. Hern said. “We are anticipating an extremely positive reaction when this facility begins production late this summer. It will serve to provide the public with a fine example of our technology’s superior, multi-feedstock biodiesel refining capability.”

The second refinery is being built near DeForest, Wisconsin, and the facility will be wholly owned by Anamax Energy Services. Nova’s agreement with Anamax provides for the design and construction of a 20 million gallon per year biodiesel facility on the premises of an Anamax-owned rendering plant and will include an adjacent tank farm for the storage of finished product. The targeted completion date of this facility is January 2007, although there can be no assurance that the construction and completion will not be delayed.

The third refinery is being built for Scott Petroleum Corp. and the agreement provides for the design and construction of a 20 million gallon per year biodiesel refinery located in Greenville, Mississippi. In addition, Nova has reached an agreement in principle with Scott Petroleum to purchase 50 percent of this facility’s production for ten years at approximately the production cost in exchange for initial and deferred payments intended to reimburse Scott Petroleum for the incremental construction costs associated with increasing the capacity from 10 to 20 million gallons per year. The targeted completion date for this facility is anticipated to be in early 2007, although there can be no assurance that the construction and completion will not be delayed.

In addition to the completion of the three biodiesel refineries for third parties, Nova’s growth strategy for 2006 includes the design, planning and construction of two to four additional biodiesel refineries for its own account. Nova’s management is currently evaluating prospective sites, arranging financing for site preparation, equipment procurement and facility construction and for general working capital requirements, negotiating long term leases or real estate purchase agreements, negotiating long-term contracts for the supply of low-cost feedstocks and negotiating contracts for the sale of the biodiesel fuel produced from these prospective plants. Nova’s growth strategy depends on the successful funding of debt and equity capital in the near future to meet its projected financial needs and there can be no assurance that the company will be successful in obtaining such funding.

About Nova Energy Holding, Inc.

Nova Energy Holding, Inc. is currently the trade name for Nova Oil, Inc. and the company intends to change its name to Nova Energy Holding, Inc. in the near future. Nova is an energy company in the business of synthesizing and distributing renewable fuel products and related co-products. Nova’s initial focus will be to construct and operate two to four biodiesel refineries with production capacity of between 120 to 240 million gallons of biodiesel on an annual basis. Nova’s business strategy for the next three years includes the construction of up to seven biodiesel refineries with production capacities ranging from 20 to 60 million gallons per year. All of Nova’s refineries will use its proprietary, patented process technology, which enables the use of a broader range of lower-cost feedstocks. More information on Nova Energy can be found at www.novaenergyholding.com.

Forward Looking Statements

This news release contains forward-looking statements, including statements regarding Nova’s plans,goals, strategies, intent, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectationswill be achieved or accomplished. Readers are urged to carefully review and consider the various risk factors disclosed by Nova in its reports filed with the Securities and

Exchange Commission, including Nova’s Current Report on Form 8-K filed on April 3, 2006 and its Quarterly Report on Form 10-Q filed on June 15, 2006, which describes the risks and factors that may affect Nova’s business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, Nova’s actual results may vary materially from those expected or projected in this release or in Nova’s other filings.